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                                                                    Exhibit 10.5

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


           This Amended and Restated Employment Agreement (the "Agreement") made as of the 16th day of January, 1998, by and between DAY INTERNATIONAL, INC., a Delaware corporation (the "Company") and DAVID B. FREIMUTH (the "Executive").

           WHEREAS, the Executive is currently employed by the Company as its Vice President and Chief Financial Officer pursuant to an employment agreement dated as of October 21, 1997 (the "Prior Agreement");

           WHEREAS, the Company is a wholly owned subsidiary of Day International Group, Inc. (the "Parent");

           WHEREAS, pursuant to a Stock Purchase Agreement, dated as of December 18, 1997, as amended, among Greenwich IV, L.L.C., a Delaware limited liability company, GSD Acquisition Corp., a Delaware corporation ("GSD"), and each of the other persons named therein (the "Stock Purchase Agreement"), GSD purchased substantially all the outstanding shares of Parent (the "Acquisition"); and

           WHEREAS, the Company desires to secure the continued services of the Executive, and the Executive desires to continue in the employment of the Company, following the Acquisition, and in connection therewith, the Company and the Executive desire to amend and restate the terms and provisions of the Prior Agreement to, among other things, set forth the terms of such continued employment;

           NOW, THEREFORE, in consideration of the foregoing, and in consideration of the covenants and agreements set forth herein, the parties hereto agree as follows:

           1. EMPLOYMENT. The Company agrees to employ the Executive, and he agrees to serve the Company, on the terms and subject to the conditions set forth herein, for a period commencing on the date hereof (the "Effective Date") and continuing for a period of five (5) years (the "Term"), unless terminated earlier as provided herein; provided, however, this Agreement shall be automatically renewed for successive one (1) year terms thereafter, unless Company gives Executive at least sixty (60) days notice of non-renewal prior to the end of said Term. Should Company not renew at the end of the Term, or any extension thereof, severance shall be payable to Executive as set forth in Subsection 8(b)(iii)(C) of this Agreement. This Agreement will continue to be operational in its entirety in the event of a sale of the Company's stock, its assets, or any other change of ownership or directorship.

           2. SERVICES. The Executive shall serve in the capacity of Vice President and Chief Financial Officer of the Company, or in such other capacity as mutually agreed in writing by the parties, and shall have the duties and responsibilities normally carried out by an executive in that capacity, subject to the supervision and control of the
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                      President and the Board of Directors of the Company. The
                      Executive shall devote his best efforts in all of his normal business time (vacations and other leaves of absence permitted under the policies of the Company excepted) to the business of the Company and to faithfully, diligently, honestly and to the utmost of Executive's ability performing all duties and responsibilities as may be reasonably designated by the President and the Board of Directors of the Company from time to time.

           3. COMPENSATION. During the Term and any extension thereof, the Executive shall receive the following compensation:

                      (a) A base salary (per annum) at the rate set forth in Exhibit A attached hereto (the "Base Compensation"), or at a higher rate as may be increased from time to time by the Board of Directors of the Company payable in installments in accordance with the practice followed by the Company for its executives;

                      (b) Annual executive incentive bonus compensation, which if the Company performs at 100 percent of its annual plan target, is at least equal to the amount set forth in Exhibit A attached hereto, or at a higher rate as may be increased from time to time by the Board of Directors of the Company (the "Executive Incentive Bonus Compensation"), payable not later than the end of the first calendar quarter of the year following the year in which earned, in conformity with the Company executive incentive guidelines in effect on the Effective Date; and

                      (c) Employee benefits and perquisites on terms and in amounts no less favorable to Executive than applicable under the policies and practices of the Company to its executives on the Effective Date, including, but not limited to, life insurance, long and short-term disability benefits, health and prescription drug benefits, defined contribution profit sharing, 401(k) deferral and Company matching, tax and financial planning, Company provided vehicle and parking, vacation, and holidays.

           4. CONFIDENTIALITY. During the term of Executive's employment pursuant to this Agreement or any extension thereof, and for a period of five (5) years after the termination of Executive's employment with the Company, the Executive shall not (i) disclose or make accessible to any unauthorized individual Specialized Knowledge Information (as defined below) which he shall have obtained during his employment by the Company and which shall not be generally known or recognized as a standard industry practice or information within the public domain, other than by reason of the Executive's breach of this Section 4; or (ii) make use of any Specialized Knowledge Information to the competitive disadvantage of the Company. "Specialized Knowledge Information", for purposes of this Agreement, comprises any proprietary or trade secret technical, economic, financial or marketing information, business plans, customer lists, sales plans, manufacturing plans, information relating to product development, management organization


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                      information, or other information whether patented or not, on processes, products, research, development, operations, customers and equipment relating to the Company or its subsidiaries, or other information designated as confidential or proprietary that the Company or any of its subsidiaries receives from suppliers, customers, or others who do business with the Company or any of its subsidiaries.

           5. NON-COMPETITION BY EXECUTIVE. During the Executive's term of employment pursuant to this Agreement or any extension thereof, and for a period of two (2) years after the termination of Executive's employment with the Company (the "Restriction Period"), the Executive agrees that he will not accept employment by, or act as a consultant to, or become a partner, principal or shareholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any direct competitor of the Company, or any firm or corporation which, to the knowledge of the Executive, intends to become such a direct competitor, or otherwise engage in any business directly competitive with the Company without first obtaining the written consent of the Company; provided, however, that in the event the Company elects to terminate this Agreement for any reason other than Cause (as defined in Section 8), the Executive shall be released as of the Termination Date (as defined in Section 8) from the obligations of this Section 5.

           6. NON-SOLICITATION OF EMPLOYEES OR CUSTOMERS. During the Restriction Period, except in connection with the performance of Executive's duties hereunder during the Term or any extension thereof, Executive shall not directly or indirectly:

                      (a) Induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as an owner, agent, employee, consultant or otherwise, employ or offer to employ any person who is, or was employed by the Company or any subsidiary thereof, unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

                      (b) Solicit or otherwise attempt to establish for himself or any other person, firm or entity, any business relationship of a nature that is to the competitive disadvantage of the Company with a business or relationship of the Company or any of its subsidiaries, with any firm, corporation or person which, during the twelve
                                 (12) month period preceding the Termination
                                 Date (as defined in Section 8), was a customer, client, or distributor of the Company or its subsidiaries; provided, however, that in the event the Company elects to terminate this Agreement for any reason other than Cause (as defined in Section 8), the Executive shall be released as of the Termination Date from the obligations of this Subsection 6(b).


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           7.         ARBITRATION OF CONFIDENTIALITY, COMPETITION, OR
                      NON-SOLICITATION. The determination that the Executive has breached Sections 4, 5, or 6 of this Agreement and remedies for such breach, if any, shall be determined by a neutral party mutually agreed upon by the Company and the Executive, and, failing such agreement, by arbitration pursuant to the rules and procedures of the American Arbitration Association.

           8. TERMINATION. The Executive and the Company may each terminate this Agreement or any extension thereof at any time for any reason by giving twenty (20) business days' prior written notice to the other party. The termination shall become effective upon the expiration of such twenty
                      (20) day period (the "Termination Date").

                      (a) If the Executive elects to terminate this Agreement or any extension thereof, he shall not thereafter be entitled to receive any payments under this Agreement except his Base Compensation at the rate in effect on the Termination Date paid through said Termination Date, and his Executive Incentive Bonus Compensation, as if 100% of the annual plan target was met, calculated on a pro-rata basis for the portion of the current annual bonus period during which he was employed, plus, if applicable, any Executive Incentive Bonus Compensation amounts due and payable with respect to the prior year, plus any accrued and unused vacation.

                      (b) If the Company elects to terminate this Agreement or any extension thereof, the Executive shall be entitled to receive the following compensation:

                                 (i) Executive's Base Compensation at the rate in effect on the Termination Date paid through said Termination Date; and

                                 (ii)       Executive's Executive Incentive
                                            Bonus Compensation, as if 100% of
                                            the annual plan target was met,
                                            calculated on a pro-rata basis for
                                            the portion of the current annual
                                            bonus period during which he was
                                            employed, plus, if applicable, any
                                            Executive Incentive Bonus
                                            Compensation amounts due and payable
                                            with respect to the prior year, plus
                                            any accrued and unused vacation; and

                                 (iii)Either

                                            (A)        In the event that the
                                                       Company terminates this
                                                       Agreement prior to the
                                                       first anniversary of the
                                                       Effective Date, a lump
                                                       sum amount equal to the
                                                       amount of three (3) times
                                                       the aggregate of the
                                                       Executive's Base
                                                       Compensation and annual
                                                       Executive Incentive Bonus
                                                       Compensation, as if 100%
                                                       of the annual plan target
                                                       was met, payable to the
                                                       Executive as described in
                                                       Section 3 of this
                                                       Agreement; or


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                      (B)        In the event that the Company terminates this
                                 Agreement on or after the first anniversary of the Effective Date, but before the end of the Term, a lump sum amount equal to two (2) times the aggregate of Executive's Base Compensation and annual Executive Incentive Bonus Compensation, as if 100% of the annual plan target was met, payable to the Executive as described in Section 3 of this Agreement; or

                      (C) In the event that the Company terminates this Agreement or any extension thereof on or after the end of the Term, a lump sum amount equal to one (1) times the aggregate of the Executive's Base Compensation and Annual Executive Incentive Bonus Compensation, as if 100% of the annual plan target was met, payable to the Executive as described in Section 3 of this Agreement; and

           (iv) Continuation of all benefits and perquisites, as described in Section 3(c) for a period of one (1) year, and thereafter, continuation of health and Section 125 benefits under COBRA provisions, as prescribed by the Company's group health benefits plan.

(c) For purposes of Subsection 8(b) above, Executive shall be deemed to have been terminated by the Company should any of the following occur following the Effective Date:

           (i) Failure to elect, reelect or otherwise maintain the Executive in the office or position in the Company which the Executive is currently holding, or in a position substantially equivalent or higher to which the Executive has agreed in writing; or

           (ii) Any action effecting a significant change in the nature or scope of the business or other activities for which the Executive was or is responsible, a substantial reduction in any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive, or a significant hindrance to the Executive's ability to perform his duties, any which situation is not remedied within ten (10) business days after written notice to the Company from the Executive; or

           (iii) Transfer of the Executive's office out of the Dayton, Ohio, area; or

           (iv) In the event of sale of the Company, either its assets or capital stock or any other change in control of the Company, the purchaser or new directorship of the Company makes any substantial reduction in the employee benefits package in effect on the date of such sale.


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(d)        Notwithstanding the foregoing, in the event the Company elects to terminate the Executive for Cause (as defined below), the Executive shall not thereafter be entitled to receive any payments under this Agreement other than his Base Compensation at the rate in effect on the Termination Date paid through said date, plus any accrued and unused vacation. For purposes of this Agreement, "Cause" means:

           (i) Executive's wilful and repeated failure to perform substantially his duties as an employee hereunder, including without limitation, Executive's wilful and repeated failure to comply with reasonable and lawful directives of the Board of Directors of the Company (as set at any meeting of the Board of Directors of the Company in accordance with the Company's bylaws) or Executive's supervisory personnel (provided such directives are consistent with the Executive's position);

           (ii) Executive's conviction of, or the entering of a plea of guilty or nolo contendere by Executive to, a crime that constitutes a felony, or any wilful or material violation by Executive of any federal, state, or foreign securities laws;

           (iii) Any conviction of any other criminal act or act of material dishonesty, disloyalty or misconduct by Executive (other than minor traffic offenses and similar acts) that is materially injurious to the property, operations, business or reputation of the Company or any of its subsidiaries;

           (iv) Failure to comply with the terms of any equity plan, arrangement or agreement of the Company, the Parent or their respective affiliates, in which Executive is a participant or to which Executive is a party; or

           (v) The wilful and material breach by the Executive of Sections 4, 5, or 6 of this Agreement.

(e) In the case of any termination of this Agreement or any extension thereof due to a disability of the Executive (the Executive is unable to perform the essential functions of his position due to a disability of the Executive which qualifies the Executive for disability benefits under the Company's long term disability benefits program), this Agreement shall terminate, however, the payments to the Executive shall be made as prescribed in Subsection 8(b), and shall not be reduced or set off against any benefit(s) payable or accrued under any disability or salary continuation benefits that Executive is entitled to receive as a result of the Company's disability benefits program(s) in place at the time of the payment of the amounts payable under Subsection 8(b).

(f) Notwithstanding anything to the contrary in this Agreement, this Agreement shall be terminated by the death of the Executive, in which case, the Company shall pay to the estate of the Executive the following amounts:


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                      (i)        Executive's Base Compensation in effect on the
                                 date of death payable through the date of death;

                      (ii) Executive's Executive Incentive Bonus Compensation, as if 100% of the annual plan target was met, on a pro rata basis for the portion of the current annual bonus period during which he was employed, plus, if applicable, any Executive Incentive Bonus Compensation amounts due and payable with respect to the prior year, plus any accrued and unused vacation; and

                      (iii) Executive's life insurance benefit calculated on a basis consistent with the employee benefits described in Section 3(c) as well as any other benefit afforded an employee of Company terminated as a result of death.

           (g)        Any payments to be made to the Executive pursuant to this
                      Section 8 shall be paid within thirty (30) days of the Termination Date. Payments paid after said thirty (30) day period shall bear interest at a rate of 10% per annum, compounded daily, until payments and interest are paid in full.

9. WAIVER. The Executive agrees to waive the portion of his compensation and benefits described in Section 8 that exceeds 299% of his "base amount" within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, (the "Code") in the event that payment of such compensation and benefits is not approved by a vote of shareholders in accordance with Section 280G(b)(5) of the Code, such vote to be taken as soon as administratively practicable after the Parent obtains the requisite consents from its bondholders to the restructuring contemplated by the Interim Stockholders Agreement, dated as of January 16, 1998, among Parent, GSD, Greenwich IV LLC, and the other parties thereto.

10.        TERMINATION OF MEMORANDUM OF AGREEMENT FOR SALES COMMISSION: RELEASE.
           In consideration of the Company's payment to the Executive of the sum set forth in Exhibit A attached hereto, upon the closing of the transactions contemplated by the Stock Purchase Agreement, the Executive hereby agrees that upon such payment the Memorandum of Agreement for Sales Commission dated as of October 15, 1997, between the Company and the Executive (the "Sales Commission Agreement") shall terminate in its entirety without any further liability or obligation on the part of the Company, the Parent, or any of their respective subsidiaries or affiliates. Further, from and after the payment referred to in this Section 10, in consideration of such payment, the Executive, on behalf of himself, his agents, representatives, assigns, heirs, executors and administrators (individually and collectively the "Releasor"), hereby releases and forever discharges the Company, the Parent, each of their respective subsidiaries and affiliates, and each of their respective officers, directors, trustees, employees, agents, representatives, successors and assigns (individually and collectively the "Releasee") from and against any and all claims, liabilities, obligations, demands or causes of action, however denominated, whether known or unknown, whether at law or equity, and whether or not previously asserted, that the Releasor has or could have against the Releasee for any


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           sums owed or allegedly owed under the Sales Commission Agreement or the termination of any alleged breach of the Sales Commission Agreement.

11. NOTICES. All notices hereunder shall be in writing, and delivered or mailed by registered or certified mail, return receipt requested, to the following addresses:

           (a)        If to the Company, at its offices at:

                      P.O. Box 338
                      130 West Second Street
                      Dayton, Ohio 45401-0338
                      Attention:  Corporate Secretary

                      with a copy to each of:

                      GSD Acquisition Corp.
                      c/o Greenwich Street Capital Partners, Inc.
                      388 Greenwich Street
                      New York, New York 10033
                      Attention:  Alfred E. Eckert, III

                      and

                      Debevoise & Plimpton
                      875 Third Avenue
                      New York, New York  10022
                      Attention:  Andrew L. Sommer, Esq.

           (b) and if to the Executive, at the address set forth on the signature page hereto,

           or to such other address as the Company or the Executive may hereinafter designate to the other in writing for such purpose.

12. ASSIGNMENT AND SUCCESSORS. (a) This Agreement shall be assignable by the Company, with the written consent of the Executive, to any unaffiliated purchaser of substantially all the assets and liabilities of the Company. Upon any such assignment, the Company shall be released and fully discharged from any and all obligations hereunder, and this Agreement shall bind and run to the benefits of the assignee, which as successor, shall thereafter be deemed to be the "Company" for purposes of this Agreement.

           (b) The Executive may not assign, pledge or encumber his interest in this Agreement or any part thereof without the express written consent of the Company, this Agreement being personal to the Executive and the beneficiaries designated by him.


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13.        GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Ohio. The parties agree that any arbitrations or court proceedings with regard to this Agreement shall be held in Montgomery County, Ohio, unless otherwise agreed to in writing by the parties.

14. PARTIAL INVALIDITY. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters addressed herein, and all prior negotiations, understandings, representations, and agreements (including, without limitation, the Prior Agreement), whether oral or written, of any nature whatsoever, with respect to the terms and conditions of employment that are the subject matter hereof are merged herein and are hereby superseded. This Agreement cannot be changed, modified or terminated unless in writing and signed by the parties hereto.

16. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one in the same instrument.


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      IN WITNESS WHEREOF, the Executive and the Company, by a duly authorized officer, have executed this Agreement on the day and year first above written.


                          DAY INTERNATIONAL, INC.


                          By:
                              --------------------------------------------
                               Name:  Dennis R. Wolters
                               Title: President and Chief Executive Officer



                          ------------------------------------------
                          DAVID B. FREIMUTH

                          Address:  4215 Overland Trail
                                    Kettering, OH  45429
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                                                                       EXHIBIT A

Base Salary:          $105,000/year


Annual executive incentive bonus if the
Company performs at 100% of the annual plan target:       $55,000


Sales commission:     $2,434,375